Newell Rubbermaid Chief Financial Officer
Pat Robinson to Take Early Retirement

ATLANTA, Oct. 7, 2009 – Newell Rubbermaid Inc. (NYSE: NWL) today announced that J. Patrick Robinson, Executive Vice President and Chief Financial Officer, has informed the company of his intention to take early retirement. As a result, Robinson’s duties as Chief Financial Officer are expected to end effective Dec. 31. The company has begun a search for his replacement, and Robinson will assist in his successor’s transition.

“Pat has helped lead the transformation of Newell Rubbermaid over the past several years, and his strategic financial insight has always been a great asset to our executive team,” said Mark Ketchum, Newell Rubbermaid’s President and Chief Executive Officer. “Pat has been a steadfast proponent of simplification and standardization including shared services, supply chain restructuring and enterprise-wide SAP implementation. In addition, his knowledge and contributions have helped shape our strong relationship with the financial community. All of us at Newell Rubbermaid thank Pat for his service and we wish him well as he departs to spend more time with his family.”

Robinson, 54, has served as Chief Financial Officer since June 2003 after joining Newell Rubbermaid in May 2001 as Corporate Controller. Previously, he was Chief Financial Officer for mobile applications provider AirClic Inc. and held a number of financial positions during an 18-year tenure with The Black & Decker Corporation. He began his career at KPMG.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell Vice President, Investor Relations +1 (770) 418-7723	David Doolittle Vice President, Corporate Communications +1 (770) 418-7519